Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pinnacle Bankshares Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-115623 on Form S-8, Registration Statement No. 333-63361 on Form S-8 and Registration Statement No. 333-69321 on Form S-3 of Pinnacle Bankshares Corporation of our report dated February 25, 2011, with respect to the consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, which report is incorporated by reference in the December 31, 2010 Annual Report on Form 10-K of Pinnacle Bankshares Corporation.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

March 28, 2011